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                                                        EXHIBIT 99.2

                         Dow Jones & Company
            Third Quarter 2001 Earnings Conference Call
                        October 11, 2001


Peter Kann

Good morning.

     The earnings we reported this morning were within the range we gave you back on July 12, although admittedly at the bottom of that range. But for the events of September 11, results would have been toward the upper end of that range.

     In any event, we were able to achieve this only through sustained and effective cost controls. I would like to be able to tell you that the revenue picture had brightened, or is brightening. But it had not before September 11, and has not recently.

     Before letting Rich take you through the details of today's results, however, there are a few points I'd like to make to place this all in some context.

     First, I want to share with this audience how incredibly proud I was of our people on September 11, and afterward. As many of you know, our headquarters building was across the street from the Trade Center. We safely evacuated our building, and blessedly lost no colleagues that day. And then we went on, under enormously difficult conditions, to continue to serve our readers without interruption, through the Dow Jones Newswires, WSJ.com, The Wall Street Journal and otherwise. That was important, I think, not only to our Company and our customers, but also, I would add immodestly, to our society as a whole.

     Our ability to have met this test is a source of pride, but I also think it's more than that. I think we've done a great deal, over the last month, to further strengthen the already quite strong franchises The Wall Street Journal and the Dow Jones Newswires enjoy with their readers. I've seen that effect demonstrated in anecdotal reader reactions to what we've published, and in some strengthening of most circulation metrics.

     Beyond pride in quality, I think our ability to react as we did on September 11 and thereafter was also hard proof that the cost cuts we made earlier this year, while difficult and unpleasant, did not go too deep, and did not compromise us operationally.

     Looking to the future, I'm happy to report that we remain on track for color capacity and other expansion of The Wall Street Journal next year. You may have seen some live tests in the paper of our color spread capability, using house ads, and these have gone well. Beyond that, we'll have more to say on this subject at one of the investment conferences in early December.


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     More broadly, we remain committed to the four-tier strategy about which we spoke in June and July. To review those four tiers briefly:
- Tier One is the aggressive pursuit of organic growth opportunities. The centerpiece here will be the color page capacity expansion at the U.S. print Journal beginning in the first quarter of next year, and a number of design changes in the second quarter.
- Tier Two will be the development of new business opportunities that further leverage our leading brands, including The Wall Street Journal and the Dow Jones brand, and our core competencies in business news and information.
- Tier Three is strategic alliances, including acquisitions and partnerships. Nothing is imminent here, but we have been kicking quite a few tires.
- Finally, as we've said, we'll continue to create shareholder value through share repurchase.

     In sum, the third quarter wasn't easy, and the fourth quarter won't be either. But Dow Jones has an enormously solid foundation-in fact, I think, an even more solid one than we did before the tragic and trying events of the last month-and we're ready and able to build on that as soon as the economic climate permits.
With that, I'll turn this call over to my colleague Rich Zannino, who will take you through some of the numbers in detail, and then we'd be pleased to take your questions.



Rich F. Zannino


     Thank you Peter and good morning all.

     Third Quarter Results

     I'll begin by covering our third quarter results and the special items that we reported this morning.

     First, in Other Income, we recorded non-cash charges totaling $8.8 million, or $0.10 per share, to write-down two non-core investments. This covers the write-off of our investment in iBEAM Broadcasting Corp., a publicly-traded provider of streaming video, and the write-down of our investment in Nation Multimedia Group, a multi-media company in Thailand, to its current publicly-traded value of approximately $2.5 million.

     This charge was almost entirely offset by a special gain of $8.4 million, or $0.10 per share, also recorded in Other Income. This represents the partial reversal of a reserve established at year-end 2000 to cover potential liability under our guarantee of certain Telerate payments owed to Cantor Fitzgerald, as Bridge made its third quarter payment to Cantor.






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     We also recorded a $1.2 million gain, or $0.01 per share, in
Equity Income related to the early extinguishment of debt at our 50%- owned CNBC Europe venture. These four special items, which were booked below operating income, had a negligible impact on EPS.

     The third quarter also included a charge to operating income of $1.7 million, or $0.01 per share, related to the September 11th World Trade Center attacks. This charge covered temporary relocation costs of $1.8 million and a $1.0 million donation we made to the Twin Towers Relief Fund, partially offset by $1.1 million in savings from rent abatement at our presently unoccupied World Financial Center offices. Most of these temporary relocation costs are now behind us and, going forward, we expect any remaining dislocation costs to be more than covered by rent abatement.

     Excluding these special items, diluted earnings per share were $0.20 - slightly above the $0.18 street consensus but well below last year's $0.55 per share. Nonetheless, we are proud to have achieved the bottom end of our original third quarter EPS guidance - which was $0.20 to $0.30 cents per share -- in spite of the events of September 11th. These events caused considerable disruption to our, and our advertisers', operations, which in turn led to significant lost revenues for us. We estimate these lost revenues cost us $0.09 in earnings per share in the quarter, predominantly at The Wall Street Journal.

     Including special items, EPS was $0.19 compared to a loss of $0.39 last year, with last year's loss reflecting a write-down of our investment in Bridge preferred stock.
On a year-to-date, basis, EPS before special items was $0.90, down 64% from $2.48 last year. Reported EPS was down 56% on a year-to-date basis.

     Company-wide, total revenues in the quarter of $397.6 million were down 21% due to a 31% decline in advertising revenues. Operating income, before special items, of $30.4 million and 7.6% of revenues, declined 63.5% versus a year ago.

     Year-to-date, total revenues of $1.34 billion were down 18%, driven by a 27% decline in advertising revenues. These declines come on top of last year's very strong 14% increase in total revenues and 29% increase in ad revenues. Operating income, before special items, for the nine months of $133.9 million and 10% of revenue, declined 65%, after increasing 42% a year ago.

     The economic and advertising environments are, in a word, abysmal. This is especially so in our core financial and technology advertising segments. We cannot control this, but we are responding by controlling what we can. We continue to aggressively manage and reduce our expenses. In the first and second quarters, we reduced our budgeted annual fixed expenses by $150 million, or 10%. These cuts involved a reduction in our budgeted headcount of nearly 800 positions, or 9%. We cut an additional $20 million in third quarter expenses to be able to deliver our third quarter earnings commitment, in spite of the considerable revenue pressure that we faced.


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     Further evidence of our cost-cutting is found in the fact that our actual headcount is down roughly 480 FTEs, or 6%, since the beginning of the year. On top of this, in the last six months, since our cost-cutting began, our expenses, excluding newsprint, are down $58 million, or 8%, compared to last year. Evidence is also found in the reductions we continue to make in our capital spending for this year - taking it from the originally planned $200 million to our current forecast of about $125 million.


     While these are all significant reductions, they have not put our business at short- or long-term risk. Short-term, this is evidenced by our nearly flawless operating performance, even under the duress of the past month. Long-term, we have not only preserved spending for news gathering, news delivery and marketing to maintain the premium quality of our brands and products, but we also continue to fund long term growth projects such as color print expansion, WSJ.com and international growth, to name but a few.

     Looking at our results by segment: In Print Publishing, revenues declined 30% to $229.3 million. Operating income, before special items, fell to a slight loss of $363,000, as profits at The Wall Street Journal and CNBC U.S. TV operations were offset by losses in our International print operations. Our operating margin in the quarter was flat compared to a 16.7% margin last year, with margins depressed in each period by the fact that the third quarter is always our weakest one for advertising revenue.

     Revenue declines were led by The Wall Street Journal, where advertising linage declined 49.2%, or 46.8% on a per issue basis, in September, bringing the third quarter decline to 41.2%. We estimate that ad cancellations and ads withheld, net of condolence ads related to the September 11th attacks, cost about 12.5 percentage points in September total Journal ad linage change and 5.2% in the third quarter.

     By category, Technology linage, which represented about 25% of last year's total overall linage, experienced a decline of 63% in the quarter, after increasing 93% last year. The e-commerce portion of technology was down 72% due to the virtual evaporation of ad spending by B2B e-commerce firms. The balance of technology -- which includes ad spending on personal computers, computer hardware and computer software -- was down 51%, a significant deterioration in trend as these areas experienced the greatest ad cancellations after September 11th. We dominate the technology advertising category, especially so with the shake-out that has occurred in the technology publishing world. And while we do not expect all B2B e-commerce spending to come back any time soon, the balance should, and we are well-positioned to capitalize; regaining revenues and further boosting our market share in this long-term attractive advertising segment.

     In the balance of our General ad category, which represented about 35% of last year's total linage and includes B2C e-commerce, communications, auto, professional services, travel, consumer and other general spending categories, we saw across-the-board declines totaling about 30%.


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     In our financial linage category, which comprised about 25% of last year's total Journal linage, we saw a decline of 48.7%, compared to a decline of 13% last year. It is cyclically depressed at this time, and the current uncertainty and volatility in the equity markets, and sharply reduced Wall Street deal flow, have led to declines virtually across-the-board in our financial linage. Like technology, we dominate this category. If the advertising is there, we get it; if it's not, we don't. When it comes back, we'll get it.

     We posted a decline of about 19% in Classified and Other linage.

     Our advertising revenue decline is in line with most of our national advertising competitors, which include national business magazines and newsweeklies.

     While we cannot predict when advertising will rebound at the Journal, we are taking aggressive steps to reduce our Journal expenses and further grow our leading market share over the long term. At The Journal, we have reduced our 4th quarter expenses, excluding newsprint, 13% below 1999 levels, to about 1998 spending levels. And we are on schedule and on budget with the $232 million color print expansion of the Journal which will add 20% more overall capacity - and 16 incremental color pages which sell at an approximate 25% premium to black and white. This expansion creates the opportunity to add a fourth section and build another editorial franchise, which will generate new advertising franchises to not only increase ad revenues but, even more importantly, diversify our reliance upon tech and financial advertising.

Elsewhere in Print Publishing, Barron's ad pages were down 30.2% in the quarter against a 0.3% increase last year.

     The International editions of The Wall Street Journal also experienced a very difficult advertising environment during the third quarter. Advertising volume at The Wall Street Journal Europe was down
32.5% in the quarter, against a 6.6% increase a year ago.   Linage at
The Asian Wall Street Journal declined 43.9% in the quarter, compared with a 26.7% increase a year ago.

     Turning to our Electronic Publishing segment, we see much brighter news. Although revenues of $78.2 million were down 4.9% to last year, operating income, before special items, was up 18% to $13.1 million and our operating margin increased from 13.4% last year to 16.7% this year, due to expense reductions.

     This segment, which consists of Dow Jones Newswires, the Online Journal, our vertical internet sites, Dow Jones Indexes and our radio, reprints and permission services and licensing businesses, is predominantly subscription based, providing a hedge against the volatility of our advertising-dependent print businesses.

     Dow Jones Newswires posted revenues of $58.8 million, flat to last year, with terminals down slightly since last year due to retrenchment in the securities industry. Newswires improved its profitability during the quarter with cost reductions.


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     At the Online Journal, revenue fell to $8.8 million in the quarter, down 31% from $12.7 million a year ago. However, operating losses were reduced, as the revenue impact of falling advertising was more than offset with significant cost reductions as we rationalized the cost base and further leveraged existing resources. This trend began in the second quarter and we expect it to continuously improve.

     Equally as important, the number of WSJ.com subscribers rose in the quarter, to a record 609,000, up 20% from a year ago and up 14% from 535,000 at year-end 2000. We believe this represents a 'flight to quality' among readers of business and financial news and information on the web, amid considerable turbulence in the sector, and further validates our subscription-based business model.

     Our Ottaway Community Newspaper segment posted another very strong performance in the third quarter, especially relative to its peer group. Revenues declined less than 1% to $90 million, while operating income improved slightly to $24.6 million with operating margins up from 26.8% last year to 27.3% this year.

     Linage at Ottaway was down 1.7%, in line with its trend this year, with operating expenses below year-ago levels, in spite of higher newsprint costs. In a challenging environment, Ottaway is doing exceptionally well. Its regional diversification and stable operating performance provides a solid sales and earnings hedge against the advertising volatility at The Journal and Barron's.

     Our primary equity investments include: Factiva, our 50/50 joint venture with Reuters; our 50% partnerships with CNBC in Europe and Asia; our 50/50 partnership with Hearst in SmartMoney; our 40% ownership of a newsprint mill in Canada; and our 22% interest in Handelsblatt. We continue to see improved profitability in our equity investments, as we recorded a loss of $3.2 million this year against a loss of $4.7 million last year, before special items, due primarily to the shutdown of Work.com, with modestly improved performance at international TV and at SmartMoney, partially offset by lower income at Factiva and Handelsblatt.

     Our investment income in the quarter was down nearly $1.0 million compared to last year due to lower cash balances this year..

     Our effective tax rate was 40% this year compared to 39.5% last year.

     Looking at some other key figures. Total newsprint costs were down 28%: with consumption down 26.7% and our average cost per ton down 1.8% in the quarter versus year-ago levels.

     Our depreciation & amortization expense in the quarter decreased to $26 million from $27.9 million last year. Our capital expenditures were $22.8 million, down from $43.8 million last year. So far this year, we have spent $94 million on capital projects compared to $138 million last year.




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     During the quarter, we repurchased 750,000 common shares at a total cost of $42 million and bought another 333,000 shares under put contracts exercised in early-October. This brings our total repurchases so far this year to 2.6 million shares for $154 million.
We have $453 million remaining on our share repurchase authorization. We are aggressively managing our expenses, capital expenditures and working capital to preserve our cash flow in this difficult environment and we ended the quarter with only $233 million in debt outstanding.

     Forward Outlook

     Looking forward to the fourth quarter, our guidance is again tempered by the continued very weak advertising market; exacerbated by a worsening economy, with softness now found in nearly every economic
indicator.   This is compounded in the short-term by the decision of
many major advertisers to suspend advertising while they re-strategize their ad campaigns in the wake of September 11th.

     On top of this, we are up against strong year-ago numbers as the absolute level of advertising linage in the 4th quarter 2000 was at a cyclically very high level. Although our 4th quarter, 2000 comp was down 10%, this came on top of a very strong 4th quarter, 1999 comp of up 36%, which was when the technology and dot.com advertising boom was hitting its stride.

     Finally, recovery, either in the broad economy, or in the technology and financial sectors, is not yet apparent, with our current ad linage trend in October, 2001 down in the 40% range.

     Based on these factors, we are projecting linage in the fourth quarter to be similar to the third. This results in a forecasted Wall Street Journal linage decline of down 35% to 45% for the 4th quarter. Together with continued revenue softness at Barrons WSJ.com and in our International Print businesses and flat performance at Ottaway, this implies a low to mid-20's percentage revenue decline in the fourth quarter. Our expenses in the fourth quarter will again be well below year-ago levels due to our cost reductions. In fact, 4th quarter expenses will be lower than 1998 levels. This results in estimated diluted EPS, before any special items, of $0.25 to $0.35 per share in the fourth quarter, compared to $0.83 last year. This estimate is after taking into account advertising cancellations received in the wake of the September 11th attacks, which will cost about 7 cents per share in the 4th quarter.














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     In closing, we most definitely are operating in the most harsh economic and advertising environment in at least a decade. We are doing all that we can to profitably navigate this downturn, while having the fortitude and resources - even in this down environment -- to prudently invest to maximize our future growth and profitability when the economy improves. Because of these factors, one must, in our view, look through current bottom-of-the-cycle earnings pressures to accurately evaluate the intrinsic value of Dow Jones. We have - and are enhancing -- a strong platform for value creation at Dow Jones:

- We have great brands, products and content, which have grown stronger in the past month.
- We command leading market share in all segments served.
- We dominate national ad categories with excellent secular growth prospects. And we are focused on diversifying our heavy reliance on these categories.
- With our $232 million investment in 20% more print capacity (all in color) at The Wall Street Journal, we will strengthen our editorial franchises, add diversification to our ad base and significantly enhance our growth potential.
- We have reduced our costs virtually to the bone, but not further than that, and we will sustain the majority of these cuts into 2002 and beyond.
- We are investing, and moving toward profitability, at WSJ.com for long-term competitive advantage and growth.
- We have an improving profit trend at our very valuable equity investments.
- We have powerful cash flow and a pristine balance sheet - even in this down economy.
- We are determined to use this cash flow and leverage our balance sheet to execute the four-tiered growth strategy outlined by Peter.
- And we are embarked on a new Long Range Planning process designed to develop a specific roadmap to tap the full potential of our brands, products, content and people which we will be communicating to you in late-January 2002.

     All of these activities are designed to enhance the quality and indispensable appeal of our brands and products and to significantly increase our shareholder value. Our entire management team is committed to this effort.

     With that, we'll ask Amy to open the phone lines and Peter, Gordon Crovitz and I will attempt to answer any questions you may have.














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INFORMATION RELATING TO FORWARD LOOKING STATEMENTS
These remarks contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the impact of the worsening economy and the events of September 11th on an already weak advertising market, particularly in the financial and technology segments; the company's ability to reduce costs without harming our growth prospects; the extent to which the company is required to perform under the guarantee to Cantor Fitzgerald Securities and Market Data Corporation; the intense competition the company's products and services face in the markets for financial news and information and advertising revenues; the company's ability to increase its circulation and advertising revenues from its international print publications, given competition from local publications and from other international publications; with respect to Newswires, the rate of addition of new subscribers, particularly, outside the U.S., and cancellations of Telerate and Bridge terminals, and the impact of consolidation in the financial services industry; the company's ability to achieve and maintain a diversified advertising base for its print publications; increased competition in the market for electronic business information and research services and Factiva's ability to increase its market share and revenues in the face of competition from local providers with more local content and from other international providers; WSJ.com's ability to increase its revenues in light of its paid subscription model; the amount of user traffic on the company's Internet sites and the pricing of advertising on Internet sites generally; adverse developments relating to the company's commitments, contingencies and equity investments; potential delays in expanding the company's newspaper page and color printing capacity; potential increased regulation of on-line businesses; the cost of newsprint; and such other risk factors as may have been or may be included from time to time in the company's reports filed with the Securities and Exchange Commission.

























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